EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Telkonet, Inc.

We consent to incorporation by reference in the Registration Statements (Registration No. 333-142986, 333-148731, 333-114425, 333-129950, 333-137703, 333-141069, 333-138001, 333-152051) on Form S-3 of Telkonet, Inc. and its subsidiaries of our reports dated March 31, 2010, with respect to the consolidated balance sheets of Telkonet, Inc. and its subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of losses, stockholders' equity, and cash flows for the two years ended December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Telkonet, Inc. and its subsidiaries.

/s/ RBSM LLP

New York, New York
March 31, 2010